Exhibit 99.1

NEWS RELEASE
For more information, contact:
Lisa F. Campbell, Executive Vice President and CFO
lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP REPORTS

SECOND QUARTER 2005 EARNINGS

Bancorp reports record results as 5th anniversary of opening is celebrated.

Dunn, NC, Aug 2/PRNewswire - FirstCall/— New Century Bancorp (the “Company” — OTC Bulletin Board: NCBC), the holding company for New Century Bank and New Century Bank of Fayetteville, reported net income for the quarter ended June 30, 2005 of $987,000 compared to $435,000 for the same period in 2004. Basic and diluted earnings per share for second quarter 2005 were $0.23 and $0.22, respectively, compared to basic and diluted earnings per share for second quarter 2004 of $0.10 and $0.10, respectively. For the six month period ended June 30, 2005, net income for the Company was $1.8 million, compared to $520,000 for the same period in 2004. Basic and diluted earnings per share for the first six months of 2005 were $0.42 and $0.40, respectively, compared to basic and diluted earnings per share for the first six months of 2004 of $0.12 and $0.12, respectively.

As of June 30, 2005, the Company reported total assets of $384.1 million compared to $289.0 million at June 30, 2004, an increase of 33%. Total deposits were $321.5 million and total loans were $300.6 million at the end of second quarter 2005, compared to total deposits of $246.2 million and total loans of $233.4 million as of the end of second quarter 2004, increases of 31% and 29%, respectively.

“We continue to experience positive financial results both at New Century Bank and New Century Bank of Fayetteville,” said John Q. Shaw, president and CEO for the Company. “Our growth rate in net income was fueled by an increase in earning assets of 29%, as well as good increases in net interest income and non-interest income, which was impacted by mortgage and SBA lending activities.

“Our office in Goldsboro, NC is growing and will soon move into a permanent full-service facility, scheduled to open in August. Also during the third quarter, a second office is scheduled to open in Clinton, NC to more effectively support that community. Lastly, our Operations Center in downtown Dunn, NC is scheduled to open within the next few weeks. We are excited about each of these new facilities and the opportunities they bring.

“As we passed our fifth anniversary on May 24th of this year, we celebrated with our customers and friends. And, as always, we are thankful for our customers and our shareholders who have supported us.”

New Century Bank has offices in Dunn, NC, Clinton, NC, and Goldsboro, NC and New Century Bank of Fayetteville serves Fayetteville through a new headquarters and banking office at 2818 Raeford Road in Fayetteville, NC.

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Stock Symbol: NCBC – OTC Electronic Bulletin Board

www.newcenturybanknc.com

The information as of and for the quarter and six months ended June 30, 2005 as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share and

nonfinancial data)

	At or for the three months Ended June 30,		At or for the six months Ended June 30,
	2005	2004	2005	2004
Operating Data:
Total interest income	$5,870	$3,537	$10,994	$6,435
Total interest expense	2,419	1,132	4,321	2,046

Net interest income	3,451	2,405	6,673	4,389
Provision for loan losses	433	477	932	1,079

Net interest income after provision	3,018	1,928	5,741	3,310
Noninterest income	610	426	1,166	773
Noninterest expense	2,141	1,678	4,204	3,285

Income before income taxes	1,487	676	2,704	798
Provision for income taxes	500	241	915	278

Net income	$987	$435	$1,789	$520

Per Share Data, restated for an 11-for-10 stock split effective June 2004 and a 3-for-2 stock split effective July 2005:
Earnings per share - basic	$0.23	$0.10	$0.42	$0.12
Earnings per share - diluted	0.22	0.10	0.40	0.12
Market price
High	16.13	20.17	16.13	20.17
Low	13.33	11.51	12.67	9.18
Close	14.67	14.50	14.67	14.50
Book value	7.46	6.59

Weighted average shares outstanding
Basic	4,219,102	4,193,001	4,218,159	4,193,001
Diluted	4,480,687	4,347,592	4,475,183	4,369,999

Selected Quarter End Balance Sheet Data:
Loans	$300,631	$233,394
Allowance for loan losses	4,433	3,347
Other earning assets	69,729	43,297
Total assets	384,141	289,038
Deposits	321,524	246,210
Borrowings	17,805	14,513
Junior Subordinated Debentures	12,372	—
Shareholders’ equity	31,102	27,648

Selected Average Balances:
Total assets	$375,131	$259,222	$357,008	$234,149
Loans, net of allowance	289,390	214,228	280,551	190,133
Total interest-earning assets	361,468	246,449	343,655	221,993
Deposits	312,755	217,808	295,665	193,598
Total interest-bearing liabilities	300,472	199,652	285,569	177,763
Shareholders’ Equity	31,132	27,727	30,794	27,638

Selected Performance Ratios:
Return on average assets	1.06%	0.34%	1.01%	0.46%
Return on average equity	12.71%	3.15%	11.72%	3.79%
Net interest margin	3.73%	3.92%	3.84%	3.98%
Noninterest expense to average assets	2.29%	2.60%	2.37%	2.82%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.22%	0.42%
Allowance for loan losses to period-end loans	1.47%	1.42%
Net loan charge-offs to average loans	0.06%	0.10%

Other Data:
Number of banking offices	4	4
Number of full time equivalent employees	77	64